Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1818 Market Street
Philadelphia, PA. 19103

For further information contact: Joseph McGinn (media) 215-977-3237 Peter Gvazdauskas (investors) 215-977-6322	For release: Immediately

SUNOCO LOGISTICS INCREASES DISTRIBUTION 10 PERCENT QUARTER OVER QUARTER AND REPORTS EARNINGS FOR THE THIRD QUARTER 2012

The Partnership announces 30th consecutive quarterly distribution increase

PHILADELPHIA, November 7, 2012 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced net income attributable to partners for the third quarter 2012 of $134 million ($1.09 per limited partner unit diluted), compared with $95 million ($0.78 per limited partner unit diluted) for the third quarter 2011. Additionally, Sunoco Partners LLC, the general partner of the Partnership, declared a cash distribution for the third quarter 2012 of $0.5175 per common unit ($2.07 annualized) to be paid on November 14, 2012 to unit holders of record on November 8, 2012. This represents a 10 percent increase over the second quarter 2012 cash distribution of $0.47 per common unit ($1.88 annualized) and a 25 percent increase over the third quarter 2011 cash distribution of $0.4133 per common unit ($1.65 annualized). Additional highlights of the third quarter include:

•	Adjusted EBITDA of $188 million, a 25 percent increase from prior year

•	An increase in distributable cash flow of 37 percent from the prior year to $149 million

•	Completed successful open seasons for the Permian Express Phase I, Allegheny Access and Mariner East projects

•	Ended the quarter with a Debt to Adjusted EBITDA ratio of 2.3x

“Strong demand for our services and other market opportunities within our crude oil business contributed to another excellent quarter,” said Michael J. Hennigan, president and chief executive officer. “Our assets are attractively positioned across our footprint and we are always looking at ways to optimize their use. The three successful open seasons we completed during the quarter demonstrate our commitment to both customers and organic growth in our business.”

Successful open seasons have now been completed for three exciting projects that will add to the Partnership’s fee-based businesses. The projects touch each of the Partnership’s key platforms, providing balanced growth:

•

Permian Express Phase I, a crude oil pipeline project, provides West Texas producers and Gulf Coast refiners with a fast and flexible crude oil solution. It is expected to be operational in the second quarter of 2013 at an initial capacity of 90,000 barrels per day, with full capacity of 150,000 barrels per day on-line in late 2013 or early 2014.

•

Allegheny Access, a refined products pipeline project, will transport refined products from the Midwest to markets in eastern Ohio and western Pennsylvania. It is expected to be operational in the first half of 2014 with an initial capacity of 85,000 barrels per day and will be expandable to 110,000 barrels per day.

•

Mariner East, a natural gas liquids project, will move ethane and propane by pipeline from western Pennsylvania to Marcus Hook, Pennsylvania, where it will be processed, stored, and distributed to local, regional, and international markets. The project is anticipated to have an initial capacity to transport approximately 70,000 barrels per day of natural gas liquids and can be expanded to support higher volumes. Mariner East is expected to be transporting propane by the second half of 2014 and to be fully operational to deliver both propane and ethane in the first half of 2015.

“Together, these projects represent an ambitious growth plan that will create tremendous value,” Hennigan said. “For 2013, we plan to increase organic capital spending to approximately $700 million in connection with our announced major projects, as well as continued expansion of our existing assets.”

Commenting on the Partnership’s 10 percent quarter over quarter distribution increase, Hennigan said, “With our continued investment in organic growth aimed at increasing steady, ratable cash flows, we are confident in our future and well-positioned to see long-term cash flow growth.”

During the fourth quarter, Energy Transfer Partners, L.P. (NYSE: ETP), completed its previously announced acquisition of Sunoco, Inc. In this transaction, Energy Transfer acquired Sunoco’s general partner interest, limited partner interests, and the incentive distribution rights in the Partnership.

Speaking on the completed transaction, Hennigan said, “We are pleased to become a part of the Energy Transfer family. We look forward to our continued growth, and in addition, we will look together for joint opportunities and synergies between our companies.”

DETAILS OF THIRD QUARTER SEGMENT RESULTS

	Three Months Ended September 30,
	2012	2011	Variance
	(in millions)
Crude Oil Pipelines	$67	$43	$24
Crude Oil Acquisition and Marketing	48	41	7
Terminal Facilities	39	33	6
Refined Products Pipelines	11	11	—

Operating Income	$165	$128	$37

Interest expense, net	20	24	(4)
Provision for income taxes	8	7	1

Net Income	$137	$97	$40
Less: Net income attributable to noncontrolling interests	3	2	1

Net income attributable to Partners	$134	$95	$39

Crude Oil Pipelines

Operating income for the third quarter 2012 increased to a record level compared to the prior year period due primarily to an improved mix of pipeline movements which benefited from the demand for West Texas crude oil. Further contributing to these increases were organic growth projects and higher pipeline fees which benefited from tariff increases relative to the prior year period. These increases were partially offset by reduced volumes on short haul movements compared to the prior period.

Crude Oil Acquisition and Marketing

Operating income for the third quarter 2012 increased compared to the prior year period due primarily to expanded crude oil margins which were the result of expansion in our crude oil trucking fleet, market related opportunities in West Texas and improved margins from the assets acquired from Texon L.P. in the third quarter of 2011.

Terminal Facilities

Operating income for the third quarter 2012 increased compared to the prior year period due primarily to increased operating results from the Partnership’s refined products acquisition and marketing activities and contributions from the 2011 acquisitions of the Eagle Point tank farm and a refined products terminal in East Boston, Massachusetts, partially offset by reduced volumes from the idling of Sunoco’s Marcus Hook refinery in the fourth quarter 2011.

Refined Products Pipelines

Operating income for the third quarter 2012 was consistent with the prior year period. The Partnership realized increased equity income for the quarter related to the Partnership’s joint venture interest in Explorer Pipeline Company due to a non-recurring gain associated with an asset sale. This increase was largely offset by lower pipeline revenues due primarily to the idling of Sunoco’s Marcus Hook refinery in the fourth quarter 2011.

Financing Update

Net interest expense decreased compared to the prior year period due to the repayment of $250 million of Senior Notes in February 2012 and the $100 million promissory note to Sunoco in the fourth quarter of 2011 and higher capitalized interest associated with the Partnership’s expansion capital program. At September 30, 2012, the Partnership’s total debt balance was $1.63 billion, with $179 million in borrowings under its revolving credit facilities including $9 million outstanding under West Texas Gulf’s revolving credit facility.

CAPITAL EXPENDITURES

	Nine Months Ended September 30,
	2012	2011
	(in millions)

Maintenance capital expenditures	$29	$20
Expansion capital expenditures	206	102
Major acquisitions	—	494

Total	$235	$616

The Partnership’s expansion capital spending for the nine months ended September 30, 2012 included projects to expand upon the Partnership’s refined products acquisition and marketing services, upgrade the service capabilities at the Eagle Point terminal, invest in the Partnership’s crude oil infrastructure by increasing its pipeline capabilities through previously announced organic growth projects in West Texas and expanding its trucking fleet, increase service capabilities at the Partnership’s Nederland terminal and convert certain refined products pipelines as part of the Mariner West project. The Partnership expects to invest approximately $350 million in expansion capital during 2012, and $700 million in expansion capital during 2013, excluding major acquisitions. In addition, the Partnership continues to estimate its maintenance capital spending to be approximately $50 million in 2012.

INVESTOR CALL

The Partnership will host a conference call regarding third quarter results on Thursday, November 8, 2012 at 8:30am ET (7:30am CT). Those wishing to listen can access the call by dialing (USA toll free) 1-877-601-4712; International (USA toll) 1-212-547-0144 and request “Sunoco Logistics Partners Earnings Call, Conference Code: Sunoco Logistics.” This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-839-1170. International callers should dial 1-402-998-0559.

ABOUT SUNOCO LOGISTICS

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary pipeline, terminalling and crude oil acquisition and marketing assets. The Crude Oil Pipelines segment consists of approximately 5,400 miles of crude oil pipelines, located principally in Oklahoma and Texas. The Crude Oil Acquisition and Marketing segment consists of acquisition and marketing of crude oil and is principally conducted in the midcontinent and consists of approximately 200 crude oil transport trucks and approximately 120 crude oil truck unloading facilities. The Terminal Facilities segment consists of approximately 42 million shell barrels of refined products and crude oil terminal capacity (including approximately 22 million shell barrels of capacity at the Nederland Terminal on the Gulf Coast of Texas and approximately 5 million shell barrels of capacity at the Eagle Point terminal on the banks of the Delaware River in New Jersey). The Refined Products Pipelines segment consists of approximately 2,500 miles of refined products pipelines located in the northeast, midwest and southwest United States, and equity interests in four refined products pipelines. Sunoco Logistics’ general partner is owned by Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2012, and in the Partnership’s subsequent Form 10-Q and Form 8-K filings. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	Three Months Ended September 30,
	2012	2011	Variance
	(in millions)
Income Statement:
Sales and other operating revenue	$3,207	$2,847	$360
Other income	11	3	8

Total revenues	3,218	2,850	368
Cost of products sold and operating expenses	2,997	2,675	322
Depreciation and amortization expense	26	24	2
Selling, general and administrative expenses	30	23	7

Total costs and expenses	3,053	2,722	331

Operating Income	165	128	37
Interest cost and debt expense, net	24	26	(2)
Capitalized interest	(4)	(2)	(2)

Income Before Provision for Income Taxes	145	104	41

Provision for income taxes	8	7	1

Net Income	137	97	40
Less: Net Income attributable to noncontrolling interests	3	2	1

Net Income Attributable to Partners	$134	$95	$39

Calculation of Limited Partners’ interest:
Net Income attributable to Partners	$134	$95	$39
Less: General Partner’s interest	(21)	(14)	(7)

Limited Partners’ interest in Net Income (1)	$113	$81	$32

Net Income per Limited Partner unit:
Basic	$1.09	$0.78

Diluted	$1.09	$0.78

Weighted Average Limited Partners’ units outstanding:
Basic	103.6	103.3

Diluted	103.9	103.7

(1)	Includes interest in net income attributable to Class A units, which were converted to common units in July 2012.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	Nine Months Ended September 30,
	2012	2011	Variance
	(in millions)
Income Statement:
Sales and other operating revenue	$9,921	$7,529	$2,392
Other income	18	9	9
Gain on divestment and related matters	11	—	11

Total revenues	9,950	7,538	2,412
Cost of products sold and operating expenses	9,311	7,086	2,225
Depreciation and amortization expense	76	61	15
Impairment charge and related matters	(1)	—	(1)
Selling, general and administrative expenses	86	67	19

Total costs and expenses	9,472	7,214	2,258

Operating Income	478	324	154
Interest cost and debt expense, net	73	68	5
Capitalized interest	(8)	(5)	(3)

Income Before Provision for Income Taxes	413	261	152

Provision for income taxes	24	18	6

Net Income	389	243	146
Less: Net Income attributable to noncontrolling interests	8	6	2

Net Income Attributable to Partners	$381	$237	$144

Calculation of Limited Partners’ interest:
Net Income attributable to Partners	$381	$237	$144
Less: General Partner’s interest	(55)	(40)	(15)

Limited Partners’ interest in Net Income (1)	$326	$197	$129

Net Income per Limited Partner unit:
Basic	$3.15	$1.96

Diluted	$3.14	$1.95

Weighted Average Limited Partners’ units outstanding:
Basic	103.5	100.7

Diluted	103.9	101.1

(1)	Includes interest in net income attributable to Class A units, which were converted to common units in July 2012.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	September 30, 2012	December 31, 2011
	(in millions)
Balance Sheet Data:

Cash and cash equivalents	$2	$5

Revolving credit facilities (1)	$179	$—
Senior Notes (net of discounts)	1,448	1,698

Total Debt	$1,627	$1,698

Sunoco Logistics Partners L.P. Partners’ equity	$1,278	$1,096
Noncontrolling interests	101	98

Total Equity	$1,379	$1,194

(1)

As of September 30, 2012, the Partnership had available borrowing capacity of $406 million under its revolving credit facilities, which includes $26 million of available borrowing capacity from West Texas Gulf’s revolving credit facility.

Sunoco Logistics Partners L.P.

Selected Financial Data by Business Segment

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	Variance	2012	2011	Variance
	(in millions)
Sales and other operating revenue
Crude Oil Pipelines	$108	$81	$27	$288	$233	$55
Crude Oil Acquisition and Marketing (1)	3,010	2,671	339	9,258	7,028	2,230
Terminal Facilities (2)	101	94	7	406	279	127
Refined Products Pipelines (3)	33	37	(4)	96	93	3
Intersegment eliminations	(45)	(36)	(9)	(127)	(104)	(23)

Total sales and other operating revenue	$3,207	$2,847	$360	$9,921	$7,529	$2,392

Operating income
Crude Oil Pipelines	$67	$43	$24	$183	$129	$54
Crude Oil Acquisition and Marketing (1)	48	41	7	134	75	59
Terminal Facilities (2)	39	33	6	137	96	41
Refined Products Pipelines (3)	11	11	—	24	24	—

Total operating income	$165	$128	$37	$478	$324	$154

Depreciation and amortization
Crude Oil Pipelines	$6	$7	$(1)	$19	$19	$—
Crude Oil Acquisition and Marketing (1)	6	4	2	16	5	11
Terminal Facilities (2)	10	8	2	28	24	4
Refined Products Pipelines (3)	4	5	(1)	13	13	—

Total depreciation and amortization	$26	$24	$2	$76	$61	$15

Impairment charge and related matters
Crude Oil Acquisition and Marketing	$—	$—	$—	$8	$—	$8
Terminal Facilities (4)	—	—	—	(10)	—	(10)
Refined Products Pipelines	—	—	—	1	—	1

Total impairment charge and related matters	$—	$—	$—	$(1)	$—	$(1)

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (5)
Crude Oil Pipelines	$71	$48	$23	$195	$142	$53
Crude Oil Acquisition and Marketing (1)	54	45	9	158	80	78
Terminal Facilities (2)	49	41	8	165	120	45
Refined Products Pipelines (3)	14	16	(2)	37	37	—

Total Adjusted EBITDA	$188	$150	$38	$555	$379	$176

Sunoco Logistics Partners L.P.

Selected Financial Data by Business Segment Notes

(unaudited)

(1)	In August 2011, the Partnership acquired a crude oil acquisition and marketing business from Texon L.P. Results from the acquisition are included from the acquisition date.
(2)

In July and August 2011, the Partnership acquired the Eagle Point tank farm and related assets and a refined products terminal located in East Boston, Massachusetts, respectively. Results from the acquisitions are included from their respective acquisition dates.

(3)

In May 2011, the Partnership acquired a controlling financial interest in the Inland refined products pipeline. As a result of the acquisition, Inland became a consolidated subsidiary of the Partnership. Results from the acquisition are included from the acquisition date.

(4)

In the fourth quarter 2011, the Partnership recognized a $42 million charge for certain crude oil terminal assets expected to be negatively impacted if Sunoco’s Philadelphia refinery was permanently idled. This charge included $11 million for certain regulatory obligations. In the second quarter 2012, the Partnership recognized a $10 million gain on the reversal of certain regulatory obligations. Such expenses were no longer expected to be incurred as the Philadelphia refinery will continue to operate in connection with Sunoco’s joint venture with The Carlyle Group. The gain was included in the Partnership’s Adjusted EBITDA which is consistent with prior period presentation when the obligation was recognized.

(5)	Amounts exclude earnings attributable to noncontrolling interests.

Sunoco Logistics Partners L.P.

Financial and Operating Statistics

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions)
Operating Income

Crude Oil Pipelines	$67	$43	$183	$129
Crude Oil Acquisition and Marketing	48	41	134	75
Terminal Facilities	39	33	137	96
Refined Products Pipelines	11	11	24	24

Total Operating Income	$165	$128	$478	$324

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating Highlights

Crude Oil Pipelines:
Pipeline throughput (thousands of bpd)	1,601	1,637	1,546	1,591
Pipeline revenue per barrel (cents)	73.6	54.0	68.0	53.7

Crude Oil Acquisition and Marketing: (1)
Crude oil purchases (thousands of bpd)	692	723	674	654
Gross margin per barrel purchased (cents) (2)	83.1	66.3	84.2	47.2
Average crude oil price (per barrel)	$92.19	$89.81	$96.20	$95.52

Terminal Facilities: (3)
Terminal throughput (thousands of bpd):
Refined products terminals	495	497	499	485
Nederland terminal	721	869	703	779
Refinery terminals	381	483	369	422

Refined Products Pipelines: (4)(5)
Pipeline throughput (thousands of bpd)	576	605	565	496
Pipeline revenue per barrel (cents)	62.2	66.2	62.2	68.6

Sunoco Logistics Partners L.P.

Financial and Operating Statistics Notes

(unaudited)

(1)	In August 2011, the Partnership acquired a crude oil acquisition and marketing business from Texon L.P. Results from the acquisition are included from the acquisition date.
(2)	Represents total segment sales and other operating revenue less cost of products sold and operating expenses and depreciation and amortization divided by total crude oil purchases.
(3)

In July and August 2011, the Partnership acquired the Eagle Point tank farm and related assets and a refined products terminal located in East Boston, Massachusetts, respectively. Volumes and revenues associated with the acquisitions are included from their respective acquisition dates.

(4)	Excludes amounts attributable to equity interests which are not consolidated.
(5)

In May 2011, the Partnership acquired a controlling financial interest in the Inland refined products pipeline. As a result of the acquisition, Inland became a consolidated subsidiary of the Partnership. Volumes and revenues associated with the acquisition are included from the acquisition date.

Sunoco Logistics Partners L.P.

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions)

Net Income attributable to Partners	$134	$95	$381	$237
Add: Interest expense, net	20	24	65	63
Add: Depreciation and amortization	26	24	76	61
Add: Impairment charge (1)(2)	—	—	9	—
Add: Provision for income taxes	8	7	24	18

Adjusted EBITDA (3)	188	150	555	379
Less: Interest expense, net	(20)	(24)	(65)	(63)
Less: Maintenance capital expenditures	(11)	(10)	(29)	(20)
Less: Provision for income taxes	(8)	(7)	(24)	(18)

Distributable cash flow (3)	$149	$109	$437	$278

(1)

In the first quarter 2012, the Partnership recognized a non-cash impairment charge related to a cancelled software project for the crude oil acquisition and marketing business and a refined products pipeline project in Texas.

(2)

In the fourth quarter 2011, the Partnership recognized a $42 million charge for certain crude oil terminal assets expected to be negatively impacted if Sunoco’s Philadelphia refinery was permanently idled. This charge included $11 million for certain regulatory obligations. In the second quarter 2012, the Partnership recognized a $10 million gain on the reversal of certain regulatory obligations. Such expenses were no longer expected to be incurred as the Philadelphia refinery will continue to operate in connection with Sunoco’s joint venture with The Carlyle Group. The gain was included in the Partnership’s Adjusted EBITDA which is consistent with prior period presentation when the obligation was recognized.

(3)

Management of the Partnership believes Adjusted EBITDA and Distributable cash flow information enhances an investor's understanding of a business’ ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and Distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measures of other businesses.